Exhibit 99.1


                       RICHARD LEWIS COMMUNICATIONS, INC.
                       ----------------------------------
                   PUBLIC RELATIONS o ADVERTISING o MARKETING
     1211 Avenue of the Americas, 43rd Floor, New York, New York 10036-8701
        Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
                                 www.rlcinc.com

FOR IMMEDIATE RELEASE
---------------------

NYMAGIC, INC. REPORTS 2004 THIRD QUARTER RESULTS

    New York, November 8, 2004 - NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the third quarter and nine months ended September 30, 2004.

     George R. Trumbull, Chairman and Chief Executive Officer, announced that net income for the third quarter ended September 30, 2004 totaled $5.0 million or $.50 per diluted share, compared with net income of $6.9 million, or $.70 per diluted share, for the third quarter of 2003. Net income for the nine months ended September 30, 2004 totaled $8.6 million, or $.87 per diluted share, compared with $12.8 million, or $1.31 per diluted share, for the nine months ended September 30, 2003. The third quarter of 2004 reflected an after-tax benefit of $5.4 million, or $.55 per diluted share, from a reduction in loss reserves in the aircraft line relating to the events occurring on September 11, 2001. After-tax losses of $2.1 million, or $.21 per share, from Hurricane Ivan were also recorded in the third quarter of 2004.

    Net realized investment gains after taxes in the third quarter of 2004 were $404,000, or $.04 per diluted share, compared with $360,000, or $.04 per diluted share for the same period in 2003. Net realized investment gains after taxes for the nine months ended September 30, 2004 were $403,000, or $.04 per diluted share, compared with $345,000, or $.04 per diluted share, for the same period in 2003.

    Gross premiums written for the third quarter of 2004 increased by 47% to $46.7 million from $31.9 million for the same period of 2003. Gross premiums written for the first nine months of 2004 increased by 31% to $128.8 million from $98.4 million for the same period of 2003. Net premiums written for the third quarter 2004 increased by 58% to $35.4 million from $22.4 million in the third quarter of 2003 and net premiums written for the first nine months of 2004 increased by 44% to $99.3 million from $69.2 million for the same period of 2003.

      Net investment income decreased by 45% to $5.4 million for the third quarter of 2004 compared with $9.8 million for the same period of 2003. Through the nine months ended September 30, 2004, investment income decreased by 16% to $12.8 million as compared with $15.3 million for the same period of 2003, primarily reflecting lower income derived from the Company's limited partnership hedge fund portfolio.

      Mr. Trumbull commented on the results, "We are encouraged by our overall production in 2004 which is in line with our targeted growth for the year. Our combined ratio in 2004 was adversely affected by Hurricane Ivan and a few other large ocean marine losses; however, we benefited from reserve reductions in the aircraft line. We remain focused in our underwriting discipline and our commitment to producing an underwriting profit."

    Mr. Trumbull further stated, "While investment returns have decreased in 2004, we remain optimistic with the long-term prospects for our trading portfolio and limited partnership hedge funds and our investment strategy of preserving shareholder value."

       During the first nine months of 2004, the Company's invested assets (including receivables for securities sold) grew by approximately $107 million to $626.7 million at September 30 from $519.6 million at December 31, 2003. The increase in the investment portfolio is due in large part to the net proceeds received on March 11, 2004 from the Company's issuance of $100 million of 6.5% Senior Notes.

     At September 30, 2004, shareholders' equity rose to approximately $251.9 million from $244.3 million on December 31, 2003 and book value per share increased to $25.55 at September 30, 2004 from $24.47 at December 31, 2003.

   NYMAGIC, INC. will hold a conference call on its third quarter 2004 financial results live on Tuesday, November 9, 2004 at 9:00 A.M. EST. The call will last for up to one hour.

   Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-340-2732 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 2050398.

    NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

     Any  forward-looking   statements   concerning  the  Company's  operations,
economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2004 and beyond, are made under the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2004 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made. (Comparative Table Attached)

    CONTACT:              George R. Trumbull
                          NYMAGIC. INC./(212) 551-0610

                                  NYMAGIC, INC.
                                TABLE OF RESULTS
                                   (Unaudited)
                      (In thousands, except per share data)

                                    Three Months Ended            Nine  Months Ended
                                       September 30,                 September 30,
                                    2004          2003           2004             2003
                                    ----          ----           ----             ----
Revenues:
---------
Net premiums earned              $ 29,168      $ 21,394        $ 83,587         $ 69,947
Net investment income               5,429         9,835          12,827           15,324
Realized investment gains             621           554             620              532
Commission  and other income          131            13           2,078            1,767
                                      ---            --           -----            -----

Total revenues                     35,349        31,796          99,112           87,570
                                   ------        ------          ------           ------

Expenses:
---------
Net losses & loss adjustment
  expenses                         14,475        12,753          47,801           40,275
Policy acquisition expenses         5,840         3,767          17,386           13,437
General & administrative expenses   5,639         4,640          16,946           14,179
Interest expense                    1,671           ---           3,684               26
                                    -----           ---           -----               --

Total expenses                     27,625        21,160          85,817           67,917
                                   ------        ------          ------           ------

Income  before income taxes         7,724        10,636          13,295           19,653

Total income tax expense            2,743         3,715           4,688            6,845
                                    -----         -----           -----            -----

Net income                        $ 4,981       $ 6,921         $ 8,607         $ 12,808

Earnings  per share:
       Basic                        $ .51         $ .71           $ .88           $ 1.33
                                    -----         -----           -----           ------
       Diluted                      $ .50         $ .70           $ .87            $1.31
                                    -----         -----           -----            -----

Weighted average shares
  outstanding:
       Basic                        9,739         9,706           9,731            9,662
       Diluted                      9,885         9,873           9,925            9,789




Balance sheet data:         September 30,  December 31,
-------------------                  2004          2003
                                     ----          ----

Shareholders' equity             $251,854      $244,291
Book value per share (1)           $25.55        $24.47

(1) Calculated on a fully diluted basis.

Supplementary information:
--------------------------


NYMAGIC Gross Premiums Written
    by Segment                  Three months ended September 30,               Nine months ended September 30,
------------------              ------------------------------------------------------------------------------
                                2004            2003     Change                2004            2003     Change
                                ------------------------------------------------------------------------------
                                                          (Dollars in thousands)
Ocean marine ................  $24,463        $20,084      22%                $80,276         $68,792     17%
Inland marine/fire...........    4,368          3,204      36%                 11,469          10,392     10%
Other liability..............   17,805          7,831     127%                 36,676          15,795    132%
                               -------------------------------------------------------------------------------
Subtotal.....................   46,636         31,119      50%                128,421          94,979     35%
Runoff lines (Aircraft)......       95            732     (87%)                   350           3,441    (90%)
                               -------------------------------------------------------------------------------
Total........................  $46,731        $31,851      47%               $128,771         $98,420     31%
                               ===============================================================================


NYMAGIC Net Premiums Written
    by Segment                  Three months ended September 30,               Nine months ended September 30,
------------------              ------------------------------------------------------------------------------
                                2004            2003     Change                2004            2003     Change
                                ------------------------------------------------------------------------------
                                                          (Dollars in thousands)
Ocean marine ...............   $18,358        $13,753      33%                $64,153         $49,431     30%
Inland marine/fire..........     1,375            848      62%                  3,677           2,971     24%
Other liability.............    15,606          6,827     129%                 31,437          14,145    122%
                                ------------------------------------------------------------------------------
Subtotal                        35,339         21,428      65%                 99,267          66,547     49%
Runoff lines (Aircraft).....        18          1,007     (98%)                     9           2,612   (100%)
                                ------------------------------------------------------------------------------
Total.......................   $35,357        $22,435      58%                $99,276         $69,159     44%
                                ==============================================================================


NYMAGIC Net Premiums Earned
    by Segment                  Three months ended September 30,               Nine months ended September 30,
------------------              ------------------------------------------------------------------------------
                                2004            2003     Change                2004            2003     Change
                                ------------------------------------------------------------------------------
                                                          (Dollars in thousands)
Ocean marine ...............   $18,151        $15,454      17%                $56,534         $52,732      7%
Inland marine/fire..........     1,355          1,077      26%                  3,680           2,942     25%
Other liability.............     9,624          3,837     151%                 23,376          11,512    103%
                               -------------------------------------------------------------------------------
Subtotal                        29,130         20,368      43%                 83,590          67,186     24%
Run-off lines (Aircraft)....        38          1,026     (96%)                   (3)           2,761      NM
                               -------------------------------------------------------------------------------
Total.......................   $29,168        $21,394      36%                $83,587         $69,947     20%
                               ===============================================================================
